DSW Inc. Appoints New Board Director

Columbus, Ohio, December 19, 2012—DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced the appointment of Joseph A. Schottenstein to the Board of Directors. Mr. Schottenstein succeeds Roger Markfield, who has resigned to concentrate on his duties as Vice Chairman and Executive Creative Director of American Eagle Outfitters Inc. (NYSE: AEO). Mr. Schottenstein will stand for election in June 2013.

Mr. Schottenstein currently serves as a member of the Board and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group, a privately-held company that develops big box, community and neighborhood shopping centers in the United States, with interests in approximately 156 operating properties in 27 states. Mr. Joseph Schottenstein has been with the Schottenstein Property Group since 2003, having last served as the Vice President of Leasing from 2008 through 2010. From 2004 to 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer.

DSW Inc.’s President and CEO Mike MacDonald stated, “We thank Roger for his contributions to the Board of Directors over the last several years, a period of time in which DSW results have flourished. We also welcome Joseph to the Board and anticipate that his expertise in real estate development will facilitate DSW’s continued expansion.”

About DSW Inc.

DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer footwear and accessories for women, men and kids. As of December 19, 2012, DSW operated 364 stores in 41 states, the District of Columbia and Puerto Rico, and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplied footwear to 346 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

SOURCE DSW Inc.

For further information: Christina Cheng, Director, Investor Relations, DSW Inc., +1-855-893-5691